Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION’S IMAX CHINA DETERMINES THE OFFER PRICE FOR ITS SHARE OFFERING

Hong Kong – September 30, 2015 – IMAX Corporation (NYSE:IMAX) today announced that IMAX China Holding, Inc. (“IMAX China”, stock code : 1970), a Cayman Islands company, has determined the offer price for the offering (the “Offering”) of its shares to be listed on the Hong Kong Stock Exchange Limited (“Hong Kong Stock Exchange”).

IMAX China today determined the offer price of HK$31.0 (US$4.0) per share for the Offering of 62,000,000 shares (before the over-allotment option) that was announced on September 22, 2015. IMAX China is expected to issue 17,825,000 new shares and a number of selling shareholders, including a wholly owned subsidiary of IMAX Corporation, are expected to sell a total of 44,175,000 sale shares. The 62,000,000 shares represent approximately 17.4% of the enlarged issued share capital of IMAX China. IMAX China is expected to receive net proceeds of approximately HK$450.8 million (US$58.2 million), after deducting commissions in connection with the Offering. IMAX Corporation, through a wholly owned subsidiary, is expected to receive HK$664.2 million (US$85.7 million) from the sale of 22,087,400 sale shares and up to HK$804.0 million (US$103.7 million) if the over-allotment option is exercised in full, after deducting commissions in connection with the Offering.

IMAX China plans to use the majority of the net proceeds to expand the IMAX network of theatres in China, as well as to build up its inventory of IMAX theatre systems. The offering is expected to close on or about October 8, 2015 (Hong Kong time), subject to satisfaction of customary closing conditions. The shares are expected to be listed on the Hong Kong Stock Exchange on the same day.

The securities referred to herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About IMAX China

IMAX China is a subsidiary of IMAX Corporation, and is incorporated under the laws of the Cayman Islands. IMAX China was established by IMAX Corporation specifically to oversee the expansion of IMAX’s business throughout Greater China.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of June 30, 2015, there were 977 IMAX theatres (853 commercial multiplexes, 20 commercial destinations and 104 institutions) in 65 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).